UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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GATEWAY FINANCIAL HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ANNUAL MEETING
VOTING OF APPOINTMENTS OF PROXY
REVOCATION OF APPOINTMENT OF PROXY
QUORUM
HOW VOTES WILL BE COUNTED
EXPENSES OF SOLICITATION
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
DESCRIPTION OF THE VOTING SECURITIES
BENEFICIAL OWNERSHIP OF SECURITIES
PROPOSAL 1: ELECTION OF DIRECTORS
MANAGEMENT OF THE COMPANY
2007 Director Compensation
Summary Compensation Table
2007 Grants Of Plan-Based Awards
Outstanding Option Awards
Outstanding Restricted Stock Awards
Restricted Stock Vested During 2007
2007 Grants Of Plan-Based Awards
GATEWAY FINANCIAL COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE GATEWAY FINANCIAL COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
ANNUAL REPORT
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
OTHER MATTERS

GATEWAY FINANCIAL HOLDINGS, INC.
1580 Laskin Road
Virginia Beach, Virginia 23451
Telephone: (757) 422-4055

Notice of Annual Meeting of Shareholders
Monday, May 19, 2008

To the Shareholders:
     The 2008 Annual Meeting of the Shareholders of Gateway Financial Holdings, Inc. (the “Company”) will be held:
•	Monday, May 19, 2008

•	2:00 p.m. (local time)

•	Cardinal Club 150 Fayetteville Street Raleigh, North Carolina
or at any adjournments thereof, for the following purposes:
•	To elect five directors to serve three-year terms until the Annual Meeting in 2011, or until their successors are elected and qualified.

•	To transact such other businesses as may properly come before the meeting or any adjournments thereof.
     Shareholders of record at the close of business on April 8, 2008, are entitled to notice of the meeting and to vote at the meeting and any adjournments thereof. The Company’s stock transfer books will not be closed.
     Your vote is important. Please vote the enclosed appointment of proxy using one of the methods described in the enclosed proxy statement. As many shares as possible should be represented at the meeting, and so even if you expect to attend the meeting, please vote the enclosed appointment of proxy. By doing so, you will not give up the right to vote at the meeting. If you vote the enclosed appointment of proxy and also attend, notify the Secretary when you arrive at the meeting that you wish to vote in person, you will be given a ballot, and the Company will disregard the appointment of proxy, provided you do vote in person or otherwise validly revoke your appointment of proxy. (For more details, see the enclosed proxy statement.)

By order of the Board of Directors, D. Ben Berry Chairman, President and Chief Executive Officer

April 15, 2008

GATEWAY FINANCIAL HOLDINGS, INC.
1580 Laskin Road
Virginia Beach, Virginia 23451
Telephone: (757) 422-4055

PROXY STATEMENT

ANNUAL MEETING
     The Board of Directors (the “Board”) of Gateway Financial Holdings, Inc. (the “Company”), hereby solicits your appointment of proxy, in the form enclosed with this statement, for use at the Annual Meeting of Shareholders (“Annual Meeting”) to be held:
•	Monday, May 19, 2008

•	2:00 p.m. (local time)

•	Cardinal Club 150 Fayetteville Street Raleigh, North Carolina
or at any adjournment thereof, for the purposes stated in the accompanying Notice of Annual Meeting of Shareholders. The Board has fixed the close of business on April 8, 2008, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. Included with these proxy materials is the 2007 Annual Report to Shareholders.
          You are invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, you are requested to vote on the proposals described in this proxy statement by voting the enclosed appointment of proxy. The Company anticipated mailing this proxy statement on or about April 15, 2008.
VOTING OF APPOINTMENTS OF PROXY
     Your vote is important. Your shares can be voted at the annual meeting only if you attend the meeting or vote the enclosed appointment of proxy. You do not have to attend the meeting to vote. As three alternatives for voting the enclosed appointment of proxy, you may:
•	Vote over the Internet: You may vote over the Internet at the address shown on your appointment of proxy. If you have access to the Internet, we encourage you to vote in this manner.

•	Vote by telephone: You may vote by using the telephone number shown on your appointment of proxy.

•	Vote by mail: You may vote by executing and returning the enclosed appointment of proxy in the pre-addressed pre-paid envelope provided with this proxy statement.
     The Internet and telephone voting procedures are designed to authenticate shareholders and to allow you to confirm that your instructions have been properly followed. The Internet and telephone voting facilities for eligible shareholders will close at 11:59 pm Eastern Time on May 18, 2008.

     The Board has named David R. Twiddy and Theodore L. Salter (the “Proxies”) as management proxies in the enclosed appointment of proxy. When appointments of proxy in the enclosed form are properly executed and returned in time for the annual meeting, the shares they represent will be voted at the meeting in accordance with the directions given. If no directions are given on how to vote your shares, the appointment of proxy will be voted FOR the five nominees for director in Proposal 1 described herein. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable for any reason, the Proxies will have the discretion to vote for a substitute nominee. On some other matters that properly come before the meeting, the Proxies will be authorized to vote shares represented by appointments of proxy in accordance with their best judgment. These matters include, among other matters, approval of the minutes of the 2007 annual meeting and consideration of a motion to adjourn the annual meeting to another time or place. As of the date the Company printed this Proxy Statement, the Company did not anticipate any other matters would be raised at the annual meeting.
     Record Holders. If you hold shares in your own name, you are a “record” shareholder. Record shareholders should follow the instructions on the accompanying appointment of proxy to vote or deliver it in person to the Company.
     Street Name Holders. If you hold shares through a broker or other nominee, you are a “street name” shareholder. Street name shareholders who wish to vote at an annual meeting need to obtain the proxy materials from the institution that holds their shares and follow the voting instructions on that form.
REVOCATION OF APPOINTMENT OF PROXY
     The method by which you vote will not limit in any way your right to vote at the annual meeting if you later decide to attend the annual meeting and vote in person.
     If you vote an appointment of proxy, you may revoke that appointment at any time before the actual voting. To revoke the appointment of proxy:
•	vote again over the Internet or the telephone prior to 11:59 pm Eastern Time on May 18, 2008,

•	notify the Company’s Secretary in writing,

•	execute another appointment of proxy bearing a later date and file it with the Secretary, or

•	vote in person at the meeting as described below.

The address for the Secretary is:

Wendy W. Small, Secretary
Gateway Financial Holdings, Inc.
1580 Laskin Road
Virginia Beach, Virginia 23451
     If you vote the appointment of proxy, you may still attend the meeting and vote in person. When you arrive at the meeting, first notify the Secretary of your desire to vote in person. You will then be given a ballot to vote in person, and, provided you do vote in person or otherwise validly revoke your prior appointment of proxy as described above, your prior appointment of proxy will be disregarded.
     If you attend the meeting in person without voting the appointment of proxy, you may vote your shares in person. However, if your plans change and you are not able to attend, your shares will not be voted. Even if you plan to attend the meeting, the best way to ensure that your shares will be voted is to vote the enclosed appointment of proxy and, when you get to the meeting, notify the Secretary that you wish to vote in person.

QUORUM
     The Company’s Bylaws provide that the holders of a majority of the Company’s outstanding shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting, and that if there is no quorum present at the opening of the meeting, the Annual Meeting may be adjourned from time to time by the vote of a majority of the shares voting on the motion to adjourn. Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining whether a quorum is present at the Annual Meeting. A broker non-vote occurs when an institution holding shares as a nominee does not have discretionary voting authority with respect to a proposal and has not received voting instructions from the beneficial owner of the shares.
HOW VOTES WILL BE COUNTED
     Each Share is entitled to one vote for each matter submitted for a vote and, in the election of directors, for each director to be elected. The appointments of proxy will be tabulated by one or more inspectors of election designated by the Board.
     Proposal 1 — Election of directors. In the election of directors under Proposal 1, the five nominees receiving the highest number of votes will be elected. Shares not voted (including abstentions and broker non-votes) will have no effect. Shareholders are not authorized to cumulate their votes for directors.
EXPENSES OF SOLICITATION
     We will pay the cost of this proxy solicitation. In addition to solicitation by mail, the Company’s directors, officers and regular employees may solicit appointments of proxy in person or by telephone. None of these employees will receive any additional or special compensation for this solicitation. We will, on request, reimburse brokerage houses and other nominees their reasonable expenses for sending these proxy soliciting materials to the beneficial owners of the Company’s stock held of record by such persons.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS
     If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive proxy material by mail please visit http://www.amstock.com.  Click on Shareholder Account Access to enroll.  Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address. If you enroll, we will deliver your proxy material for the 2009 annual meeting of the shareholders over the Internet to the e-mail address you provide.
DESCRIPTION OF THE VOTING SECURITIES
     At the close of business on the voting record date, April 8, 2008, there were approximately 12,665,300 shares of the Company’s common stock (sometimes referred to herein as the “Shares”) issued and outstanding and entitled to vote at the Annual Meeting. The Company is authorized to issue thirty million shares of common stock and one million shares of preferred stock. The voting rights of the preferred stock are to be set by the Board at the time such stock is issued. There are 23,266 shares of preferred stock issued and outstanding but they have no voting rights at the Annual Meeting. As of the voting record date, there were approximately 5,600 holders of record of the Company’s common stock.

BENEFICIAL OWNERSHIP OF SECURITIES
     The following table sets forth the beneficial ownership of each person holding more than five percent of the Shares as of December 31, 2007 (as reported in filings with the Securities and Exchange Commission on behalf of the respective shareholders listed below).

Name and address of	Shares Currently	Percent of Shares
Shareholder	Beneficially Owned	Beneficially Owned (1)
Wellington Management Co LLP	832,730 (2)	6.63%
75 State Street
Boston, Massachusetts 02109

Dimensional Fund Advisors LP	706,091 (3)	5.62%
1299 Ocean Avenue
Santa Monica, CA 90401

Jerry T. Womack	657,484	5.2% (4)
1190 Harmony Road
Norfolk, Virginia 23502

(1)	The ownership percentage shown is calculated based on the total of 12,558,625 shares issued and outstanding at December 31, 2007.

(2)	Based on a Schedule 13G filed by Wellington Management Company, LLP on February 14, 2008, with the Securities and Exchange Commission, reporting its ownership as of December 31, 2007.

(3)	Based on a Schedule 13G filed by Dimensional Fund Advisors, LP on February 6, 2008, with the Securities and Exchange Commission, reporting its ownership as of December 31, 2007.

(4)	Mr. Womack is a director of the Company. His ownership percentage is calculated based on the total Shares issued and outstanding at December 31, 2007, plus the number of shares of common stock that can be issued to the named individual within 60 days of December 31, 2007, upon the exercise of stock options held by the named individual that were exercisable as of December 31, 2007.
     The following table shows, as of December 31, 2007, the number of shares beneficially owned by each director and principal officer and by all directors and principal officers of the Company as a group:

	Common stock	Percent of
	currently	common stock
Beneficial owner (position)	owned (1)	owned (2)
H. Spencer Barrow (director)	79,471	*
D. Ben Berry (director, Chairman, President & CEO)	208,420	1.6%
William Brumsey III (director)	215,023	1.7%
Jimmie Dixon, Jr. (director)	123,380	1.0%
James H. Ferebee, Jr. (director)	183,881	1.5%
Robert Y. Green, Jr. (director)	44,596	*
William Taylor Johnson, Jr. (director)	87,000	*
Robert Willard Luther III (director)	39,225	*

	Common stock	Percent of
	currently	common stock
Beneficial owner (position)	owned (1)	owned (2)
Frances Morrisette Norrell (director)	80,088	*
W.C. “Bill” Owens, Jr. (director)	169,235	1.3%
William A. Paulette (director)	61,703	*
Billy Roughton (director)	129,525	1.0%
Theodore L. Salter (Senior Executive Vice President and Chief Financial Officer)	10,475	*
Ollin B. Sykes (director)	139,380	1.1%
David R. Twiddy (Senior Executive Vice President)	135,662	1.1%
Frank T. Williams (director)	380,225	3.0%
Jerry T. Womack (director)	657,484	5.2%
Directors and principal officers as a group (19 persons)	2,768,071	21.9%
NOTES:

*	Owns less than one percent of the outstanding common stock.

(1)	For each director or principal officer listed above, this column includes the following number of shares of common stock capable of being issued within 60 days of December 31, 2007, upon the exercise of stock options held by the named individual: Barrow – 22,000; Berry – 158,972; Brumsey – 57,925; Dixon – 57,925; Ferebee – 57,925; Green – 24,200; Johnson – 22,000; Luther – 31,560; Norrell – 57,925; Owens – 57,925; Paulette – 11,694; Roughton – 22,000; Sykes – 24,200; Twiddy – 65,911; Williams – 57,925; Womack – 44,586; directors and principal officers as a group – 787,342. To the Company’s knowledge, each person has sole voting and investment power over the securities shown as beneficially owned by such person, except for the following common stock which the individual indicates that he or she shares voting and/or investment power: Barrow – 32,080; Brumsey – 22,803; Dixon – 10,324; Ferebee – 120,257; Green – 1,187; Luther – 5,007; Norrell – 5,527; Owens – 67,967; Paulette – 50,009; Roughton – 99,619; Sykes – 84,816; Womack – 391,993; directors and principal officers as a group – 901,276.

(2)	The ownership percentage of each individual is calculated based on the total of 12,558,625 Gateway Financial shares issued and outstanding as of December 31, 2007, plus the number of shares of common stock that can be issued to that individual within 60 days of December 31, 2007, upon the exercise of stock options held by the individual. The ownership percentage of the group is based on the Shares outstanding plus the number of shares of common stock that can be issued to the entire group within 60 days of December 31, 2007, upon the exercise of all stock options held by the group that were exercisable as of December 31, 2007.

PROPOSAL 1: ELECTION OF DIRECTORS
     Board size and membership: Under the Company’s Charter and Bylaws, the number of directors shall be such number as the Board determines from time to time prior to each Annual Meeting of Shareholders at which directors are to be elected. That number cannot be less than seven nor more than seventeen. The Company’s Charter and Bylaws also provide that the Board shall be divided into three classes, each containing as nearly equal a number of directors as possible, each elected to staggered three-year terms. The Board, by resolution, has set the number of directors for 2008 at fifteen. Other than D. Ben Berry, the Company’s Chairman, President and Chief Executive Officer, and Billy G. Roughton, who is engaged in two related party transactions with Gateway Bank & Trust Co., the principal subsidiary of the Company, all of the members of the Board satisfy the independence requirements stated in the rules of The Nasdaq Stock Market, Inc. William Brumsey III, an attorney and director of the Company, provides legal services for certain real estate matters to the bank, but such payments do not exceed the safe harbor amounts of the independence standards in the rules of The Nasdaq Stock Market, Inc.
     Directors to be elected at this Annual Meeting. At this Annual Meeting, five directors will be elected as Class III directors to three-year terms expiring at the Annual Meeting of Shareholders in 2011, or until their successors are elected and qualified, or until their death, resignation or retirement.
     Voting procedure. Unless you give instructions to the contrary, the Proxies will vote for the election of the five nominees listed below by casting the number of votes for each nominee designated by the shareholder proxies. If, at or before the meeting time, any of these nominees should become unavailable for any reason, the Proxies have the discretion to vote for a substitute nominee. Management currently has no reason to anticipate that any of the nominees will become unavailable.
     Votes needed to elect. The five nominees receiving the highest number of votes will be elected.
     Nominations. The Nominating Committee has nominated five of the incumbent Class III Board members for re-election. The Board of Directors recommends that the shareholders vote for the election of each of management’s nominees for director.
     Nominees. The following are the names of the nominees for election to the five Board seats, their ages at December 31, 2007, their principal occupations during the past five years, and the length of time each has served as a director.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the five persons who are nominees for Class III directors for three-year terms expiring in 2011:

D. Ben Berry, 53	1998	Chairman, President and Chief Executive Officer, Gateway Financial Holdings, since October 2001; Chairman and Chief Executive Officer and until March 2005, President, Gateway Bank & Trust Co., Elizabeth City, N.C.

Jimmie Dixon, Jr., 71	1998	Chairman of the Board, City Beverage Co., Inc. (beer distributorship), Elizabeth City, N.C.

Robert Y. Green, Jr., 60	2004	Chief Executive Officer, Caliper, Inc. (power plant maintenance and utilities staffing), Virginia Beach, Virginia.

W. Taylor Johnson, Jr., 67	2005	Chairman and Chief Executive Officer, Taylor Johnson Group (commercial insurance agency), Virginia Beach, Virginia.

William A. Paulette, 60	2007	President of KBS, Inc. (general contractor), Richmond, Virginia.

MANAGEMENT OF THE COMPANY
Directors
     For the Company’s Class I and Class II Directors, the following are their names, ages at December 31, 2007, principal occupations during the past five years, and the length of time each has served as a director.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the names of the persons elected as Class I directors for three-year terms expiring in 2009:

H. Spencer Barrow, 62	2005	Attorney-at-Law, Raleigh, North Carolina.

Robert Willard Luther III, 42	1998	Director of Transportation, Elizabeth City Pasquotank Public Schools since November 2007; Owner and Manager, McNee Corp.; Owner and Manager, Luther’s, Inc. and Owner and Manager, Luther Transportation, Inc. until November 2007; all of Elizabeth City, N.C.

W.C. “Bill” Owens, Jr., 60	1998	President, W.W. Owens & Sons Moving and Storage, Inc.; President, Albemarle Mini Warehouses, Inc.; Partner, Owens & Robertson (real estate development); President, Taylor Mueller Realty (real estate sales); all of Elizabeth City, N.C.

Frank T. Williams, 72	1998	President and Chief Executive Officer, Frank T. Williams Farms (farming and trading in grain, fertilizer, chemicals and seed), Virginia Beach, Virginia, and affiliated companies, including: Frank T. Williams Farms, Inc. (trucking), Virginia Beach, Virginia; F.T.W. & Sons (farming and real estate development), Virginia Beach, Virginia; Currituck Grain, Inc. (grain elevator and feed mill), Moyock, N.C.; Chesapeake Grain Company, Inc. (grain elevator and fertilizer manufacturing), Chesapeake, Virginia; Williams Farms of North Carolina, Inc. (farming and real estate development), Virginia Beach, Virginia; Moyock Farms & Associates, Inc. (farming, borrow pit and real estate), Virginia Beach, Virginia; Grain Depot, Inc. (bonded public grain warehouse), Chesapeake, Virginia; Pungo Ferry Landing, Inc. (real estate) Virginia Beach, Virginia, W. W. Realty Associates, LLC, Virginia Beach, Virginia; Sawyer Farm, Inc. (real estate), Virginia Beach, Virginia; Williams Development Co. (site development), Virginia Beach, VA; Williams Family Farms (farming), Virginia Beach, Virginia.

Jerry T. Womack, 68	2000	President and Chief Executive Officer, Suburban Grading & Utilities, Inc., Norfolk, Virginia.

Name and age	Year first elected	Principal occupation over last five years

Listed below are the five persons elected as Class II directors for three-year terms expiring in 2010:

William Brumsey III, 66	1998	Attorney-at-Law, Brumsey & Brumsey, PLLC, Currituck, N.C.

James H. Ferebee, Jr., 64	1998	Owner and member, Indian Ridge Properties, LLC (real estate); Secretary, Ferebee & Sons, Inc. (farming); owner and member, Sligo Mini Storage, LLC; all of Shawboro, N.C.

Frances Morrisette Norrell, 47	1998	General Partner/Bookkeeper, LFM Properties, LLC (real estate development); Elizabeth City, N.C.

Ollin B. Sykes, 56	2003	CPA; President, Sykes & Company, P.A. (independent certified public accountants), Edenton, N.C.

Billy G. Roughton, 62	2005	President & CEO, BGR Development, Inc. (real estate development and management), Southern Shores, North Carolina.
Director Relationships
     Board Relationships. No director or principal officer is related to another director or principal officer.
     Other Directorships. No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Board Attendance and Fees
     During 2007, the Board held 14 meetings. All directors attended at least seventy-five percent of all Board and committee meetings. It is the policy of the Board that all Directors attend shareholder meetings. All of the Directors attended the 2007 Annual Meeting.
     Each Board member received a $1,000 per month retainer ($2,000 per month for the Chairman of the Executive Committee) through July and a $2,000 per month retainer ($4,000 per month for the Chairman of the Executive Committee) beginning in August 2007. Each director is allowed two excused absences to receive the full retainer. Each Board member also was paid an attendance fee of $100 per Board and committee meeting attended and each committee chair received an additional attendance fee of $100 per committee meeting chaired through February 2007. Beginning in March 2007, each Board member was paid an attendance fee of $200 per Board and committee meeting attended and each committee chair received an additional attendance fee of $200 per committee meeting chaired. During 2008, it is expected that each Board member will receive the fees as increased during 2007.

     This table sets forth certain information regarding the compensation paid by the bank to our directors during the fiscal year ended December 31, 2007.
2007 Director Compensation

	Fees Earned or
	Paid In Cash	Total
Name (1)	($)(2)	($)
H. Spencer Barrow	23,600	23,600
William Brumsey III	43,100	43,100
Jimmie Dixon, Jr.	21,200	21,200
James H. Ferebee, Jr.	22,600	22,600
Charles R. Franklin, Jr. (3)	21,500	21,500
Robert Y. Green, Jr.	22,900	22,900
William Taylor Johnson	23,500	23,500
Robert Willard Luther III	21,200	21,200
Frances Morrisette Norrell	20,700	20,700
W.C. “Bill” Owens, Jr.	21,000	21,000
William A. Paulette	15,400	15,400
Billy G. Roughton	22,800	22,800
Ollin B. Sykes	25,200	25,200
Frank T. Williams	24,800	24,800
Jerry T. Womack	25,100	25,100

(1)	For each director listed above, the following number of shares of Gateway Financial common stock are capable of being issued upon the vesting of all stock options held by the named individual: Barrow — 29,500; Brumsey — 65,425; Dixon — 65,425; Ferebee — 65,425; Franklin — 31,700; Green — 31,700; Johnson — 29,500; Luther — 39,060; Norrell — 65,425; Owens — 65,425; Paulette — 11,694; Roughton — 29,500; Sykes — 31,700; Williams — 65,425; and Womack — 52,086.

(2)	Board members may elect to have their Board fees invested in Gateway Financial common stock pursuant to Gateway Financial’s Voluntary Deferred Compensation Plan for Directors. The amounts deferred are payable at the election of the Board member following termination of service as a director, a change in control of the bank, death of the director, or hardship (as defined in the Plan). The amounts deferred are paid out, at the election of the Board member, in lump sum or semi-annual or annual installments. Payments under the Plan must commence not later than the end of the semi-annual period in which the Board member’s 75th birthday occurs.

(3)	Did not stand for re-election.

Committees of the Board of Directors
     The Board has established the standing committees described below.
•	Executive Committee. The Executive Committee, between Board meetings and subject to such limitations as may be required by law or imposed by Board resolution, may exercise all of the Board’s authority. The Executive Committee did not meet during 2007. The Executive Committee presently consists of Directors William Brumsey, III (Chair), H. Spencer Barrow, D. Ben Berry, Charles R. Franklin, Jr., Billy G. Roughton, Ollin B. Sykes, Jr., Jerry T. Womack, and Frank T. Williams.

•	Audit Committee. As outlined in the Audit Committee Charter, the Audit Committee is responsible for insuring that the Board receives objective information regarding Company policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, and such other Company activities as the Board may direct. The Audit Committee held 14 meetings during 2007. Please refer to the audit committee report below. All of the members of the Audit Committee satisfy the audit committee independence requirements stated in the rules of The Nasdaq Stock Market, Inc. Members of the Audit Committee are Directors Ollin B. Sykes (chair), H. Spencer Barrow, James H. Ferebee, Jr., Robert W. Luther III, and William C. Owens, Jr. Director Sykes has been appointed as the audit committee financial expert. His qualifications to serve as the audit committee financial expert are listed under the description of the Class II directors above.

•	Compensation/Personnel/Nominating Committee. The Compensation/Personnel/Nominating Committee performs the dual roles of: (i) identifying individuals qualified to become Board members; and (ii) determining the compensation of the executive officers of the Company and providing oversight to the employee benefit plans for the Company. The Committee’s nominating committee functions include, among other things, identifying the names of persons to be considered for nomination and election by the Company’s shareholders and, as necessary, recommending to the Board the names of persons to be appointed to the Board to fill vacancies as they occur between annual shareholder meetings. In identifying prospects for the Board, the Committee will consider individuals recommended by shareholders. Names and resumes of nominees should be forwarded to the Corporate Secretary who will submit them to the Committee for consideration. See “Director Nominations” below. The Committee’s compensation committee functions include establishing the annual compensation, including salary, stock option plans, incentive compensation and other benefits, for senior management and providing oversight for the employee benefit plans for the other Company employees. The Committee held 11 meetings during 2007. Members of the Compensation/Personnel/Nominating Committee are Director Jerry T. Womack (chair), H. Spencer Barrow, William Brumsey III, Robert Y. Green, Jr., W. Taylor Johnson, Jr., Frances Morrisette Norrell, Ollin B. Sykes, and Frank T. Williams.

•	Other standing committees. The Board has approved four additional standing committees to which certain responsibilities have been delegated. These are the Loan Committee, the Governance & Compliance Committee, the Investment Committee and the ALCO Committee.
Director Nominations
     The charter for the Compensation/Personnel/Nominating Committee is available on the Company’s corporate website located at http://www.gatewaybankandtrust.com. At such time as there is a need for nominations to the Board, the Company’s bylaws require that nominations for election to the Board shall be made by the Nominating Committee appointed by the Board. All members of the Board also serve on the bank subsidiary’s board of directors. The banking laws of the state of North Carolina require directors of a bank to own Shares having at least $1,000 in book value. The nomination of any person for election to the Board may also be made by a shareholder entitled to vote on such election if written notice of the nomination of such person is made in writing and delivered to one of the officers of the Company not less than seven days nor more than sixty days prior to any meeting of shareholders called for the election of directors. See “DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS — Nominations of directors” in this proxy statement for further details.

Shareholder Communications with Directors
     The Company encourages all shareholders who wish to communicate with any of the Directors to do so electronically by sending an email to the following address: directors@gatewaybankandtrust.com or by sending such inquiries by mail or telephone to the Company. The Company will forward all communications to the named Director or, if no particular Director is named, to the appropriate committee of the Board for consideration.
Code of Ethics
     The Company has adopted a Code of Ethics for Senior Officers to resolve ethical issues in an increasingly complex business environment. The Code of Ethics applies to all senior officers, including the Chief Executive Officer, the Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the Securities and Exchange Commission. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Code of Ethics is available on the Company’s corporate website located at http://www.gatewaybankandtrust.com. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, made with respect to any of our executive officers on that website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Company Transactions with Directors and Officers
     The Company’s principal subsidiary, Gateway Bank & Trust Co., expects to have transactions in the ordinary course of its business with the Company’s directors, principal officers and their associates. All transactions with directors, principal officers and their associates are made in the ordinary course of the Bank’s business, on substantially the same terms, including (in the case of loans) interest rates, collateral and repayment terms, as those prevailing at the same time for other comparable transactions, and do not involve more than normal risks of collectibility or present other unfavorable features.
     As required by the rules of The Nasdaq Stock Market, Inc., the Company conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and all such transactions must be approved by the Company’s Audit Committee. For purposes of this review, related party transactions include all transactions that are required to be disclosed pursuant to SEC regulations. In addition to the rules of The Nasdaq Stock Market, Inc. and the related SEC regulations, the Company ethics policy prohibits executive officers and directors from engaging in transactions when there is a conflict with their duty to protect the Company’s interest that will lead to any personal gain or benefit.
     The Bank leases its Nags Head and one of its Kitty Hawk branch offices (the Southern Shores Office) in North Carolina from Billy G. Roughton, a director of the Company. The Nags Head office has monthly lease payments of approximately $6,000 and the Southern Shores office is leased at $16,272 per month. The term of the Nags Head lease is for five years, with one five-year renewal. Southern Shores is a land lease that commenced in April 2006 for a term of twenty years, with three five-year renewals.
Section 16(a) Beneficial Ownership Reporting Compliance
     Directors and principal officers of the Company are required by federal law to file reports with the Securities and Exchange Commission (“SEC”) regarding the amount of and changes in their beneficial ownership of the Shares. Based solely on a review of reports filed by the Company on these individuals’ behalf, all such required reports were timely filed, except for Director Billy G. Roughton, who filed one transaction late.

Principal Officers
     Other than D. Ben Berry, Chairman, President and Chief Executive Officer of the Company, whose information appears above under the description of Class III Directors, the principal executive officers of the Company and their ages at December 31, 2007 are:
     David R. Twiddy, age 50, has served as a Senior Executive Vice President of the Company since 2002. He also has served as President of the Bank since March 2005 and of the Bank’s subsidiary Gateway Investment Services, Inc., since January 2000. Prior to March 2005, he served as a Senior Executive Vice President of the Bank since January 2000 and as President of the Bank’s subsidiary, Gateway Insurance Services, Inc. from January 2000 until September 2005.
     Theodore L. (Teddy) Salter, age 52, has served as a Senior Executive Vice President and as Chief Financial Officer of the Company since January 17, 2006. Prior to that, Mr. Salter served first as Controller, and since 1988, as Vice President, Finance and Chief Financial Officer of the ITW Southland Division of Illinois Tool Works, a $12 billion publicly-traded manufacturer of highly engineered products and specialty systems. Prior to his experience with Southland, Mr. Salter was responsible for audits in a variety of industries, including banking, as a manager for Ernst & Young in their Norfolk, Virginia office.
     Matthew D. White, age 42, has served as the Senior Vice President and Treasurer of the Company since the acquisition of The Bank of Richmond in June 2007. Mr. White served as The Bank of Richmond’s Chief Financial Officer since March 2003. Prior to that, he had served as the Chief Financial Officer with Bullets Corporation of America, Inc. Mr. White’s prior banking experience includes: Corporate Controller with Virginia First Financial Corporation, Corporate Loan Review Officer with Central Fidelity National Bank and Examiner with the Federal Reserve Bank of Richmond.
Executive Compensation
          Cash Compensation. During 2007, all employees were compensated by Gateway Bank & Trust Co., the principal subsidiary of the Company. This table sets forth certain information regarding the compensation paid by the Bank to or for (i) our current Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), and (ii) the other executive officers serving as such at December 31, 2007, whose compensation exceeded $100,0000 (our “named executive officers”). The Company only had four executive officers during fiscal year 2007.
Summary Compensation Table

							Non
							-equity	Non-
							Incentive	qualified
Name				Stock	Option		Plan	Deferred	All Other
and		Salary	Bonus	Awards	Awards		Comp.	Comp.	Comp.		Total
Position	Year	($)	($)	($)	($)		($)	($)	($)		($)
D. Ben Berry	2007	525,000	150,000	114,446	- 0 -		250,000	261,047	395,219	(1)	1,695,712
Chairman, President and CEO	2006	525,000	40,000	111,934	2,718	(2)(3)	240,000	60,777	328,942	(4)	1,309,371

David R. Twiddy	2007	325,000	- 0 -	31,049	- 0 -		130,000	145,629	82,502	(5)	714,180
Senior EVP	2006	275,000	- 0 -	27,938	1,087		115,000	24,851	38,679	(6)	482,555

Theodore L. Salter	2007	215,000	- 0 -	12,183	- 0 -		85,000	- 0 -	61,048	(8)	373,231
CFO (7)	2006	183,158	- 0 -	- 0 -	1,087		50,000	- 0 -	57,396	(9)	291,641

(1)	Includes bank’s payment of $224,203 to reimburse the Officer for the payment of taxes on the cash bonus and housing allowance and $11,926 for the cost of health insurance coverage for the Officer’s dependents, housing allowance of $81,149, reimbursement of county club fees of $16,344, directors’ fees of $25,300, the bank’s matching contribution of $13,200 on behalf of the officer under the bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), and the Bank’s accrued cost for providing an automobile of $23,097. Mr. Berry is capable of being issued 171,472 shares of common stock upon the vesting of all stock options held by him.

(2)	Please refer to Footnote M in the 2006 Form 10K for a discussion of the assumptions made in the valuation of option awards.

(3)	Includes $1,631 in options granted for service as a director.

(4)	Includes the bank’s payment of $139,764 for reimbursement for the payment of taxes on the cash bonus and perquisite benefits (including the cost of health insurance coverage for the Officer’s dependents), housing allowance of $57,345, personal county club initiation fees of $27,500, reimbursement of county club fees of $25,220, directors’ fees of $15,700, the bank’s matching contribution of $13,200 on behalf of the officer under the bank’s salary deferral plan under Section 401(k) of the Internal Revenue Code of 1986, as amended (“401(k) Plan”), reimbursement of closing costs for the purchase of Officer’s primary residence of $12,250 (in accordance with the relocation policy of the Bank), the Bank’s accrued cost for providing an automobile of $20,302.

(5)	Includes the bank’s payment of $35,850 to reimburse the Officer for the payment of taxes on the cash bonus, the bank’s accrued cost for providing an automobile of $23,989, the bank’s matching contribution of $13,500 on behalf of the officer under the bank’s 401(k) Plan, and reimbursement of county club dues and the cost of health insurance coverage for the Officer’s dependents.

(6)	Includes the bank’s matching contribution of $13,200 on behalf of the officer under the bank’s 401(k) Plan, the bank’s accrued cost for providing an automobile of $15,292, monthly country club dues, and the bank’s payment of health insurance coverage for the Officer’s dependents.

(7)	Employment began January 17, 2006.

(8)	Includes county club fees of $15,906, the bank’s accrued cost for providing an automobile of $21,065, the bank’s matching contribution on behalf of the officer under the bank’s 401(k) Plan, professional organization memberships, and the bank’s payment of health insurance coverage for the Officer’s dependents.

(9)	Includes personal county club initiation fees of $42,500, the bank’s accrued cost for providing an automobile of $14,545, monthly country club dues, the bank’s matching contribution on behalf of the officer under the bank’s 401(k) Plan, and the bank’s payment of health insurance coverage for the Officer’s dependents.
     Terms of the employment agreements. The Bank is a party to employment agreements (the “Employment Agreements”) with D. Ben Berry, Chairman, President and Chief Executive Officer of the Company, David R. Twiddy, Senior Executive Vice President of the Company, and Theodore L. Salter, Senior Executive Vice President and Chief Financial Officer of the Company. Mr. Salter’s Employment Agreement became effective May 3, 2006 for a term of three years. Mr. Twiddy’s Employment Agreement became effective July 23, 2003, for a term of three years. Mr. Berry’s Employment Agreement became effective March 1, 2004, for a term of three years. The Berry and Twiddy Employment Agreements replaced earlier agreements. On each anniversary of the effective date of the Employment Agreements, the term of each agreement is automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or the officer is received 90 days prior to the anniversary date advising the other that the agreement shall not be further extended. No such notice has been given by any such party. In addition, each officer has the option to terminate his Employment Agreement upon sixty days’ written notice to the Bank. While each officer is employed by the Bank and for one year following termination of employment, the Employment Agreements prohibit the officer from competing with the Bank. Under each of their Employment Agreements, the officers are provided with the use of an automobile pursuant to the policies of the Bank and payment of country club expenses. Each officer is also entitled to all fringe benefits that are generally provided by the Bank for its employees. In the event Mr. Berry or Mr. Twiddy’s employment with the Bank is terminated for any reason other than cause, the Employment Agreements provide that the Bank will continue to provide medical insurance coverage to the officer and his spouse for the lifetime of each. See “Potential Payments Upon Termination without Cause” below for a further discussion of these provisions.
     Under the terms of the Employment Agreements, each officer has the right to terminate his employment if he determines, in his sole discretion, that within 24 months after a “change in control,” he has not been assigned duties, responsibilities and status commensurate with his duties prior to such change of control, his salary has been reduced below the amount he would have received under the Employment Agreement, his benefits have been reduced or eliminated, or he has been transferred to a location which is an unreasonable distance from his then current principal work location. A “change of control” is defined to mean any of the following events:
•	Any person or group acquires beneficial ownership representing more than fifty percent (50%) of the fair market value or voting power of the Company’s securities; or
•	During any period of twelve consecutive months, any person or group acquires beneficial ownership representing thirty-five percent (35%) or more of any class of voting securities of the Company, or a majority of the Company’s board of directors is replaced by individuals who were not appointed, or whose election was not endorsed in advance, by a majority the Company’s board of directors;
•	During any period of twelve consecutive months, any person or group acquires more than forty percent (40%) of the assets of the Company.
     Upon such a termination, the Employment Agreements provide for certain payments to the officer. This compensation is payable, at each officer’s option, either in lump sum or in 36 equal monthly installments. See “Potential Payments Upon Termination following a Change in Control” below for a further discussion of these provisions.
     Under the Employment Agreements, each officer receives an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Compensation Committee. Pursuant to the terms of their Employment Agreements, for fiscal year 2008, the Compensation Committee has established Mr. Berry’s annual compensation at $750,000, Mr. Twiddy’s at $425,000, and Mr. Salter’s at $300,000.
     Plan-Based Awards. The following table contains information with respect to awards granted to the named executive officers during 2007 pursuant to the 2005 Omnibus Stock Ownership And Long Term Incentive Plan of Gateway Financial.
2007 Grants Of Plan-Based Awards

		Target	Grant Date
		Estimated Payout	Fair Value of Stock
	Grant	Equity Incentive	and Option
Name	Date	Plan Awards (#)	Awards ($)
D. Ben Berry	1/10/07	12,000 (1)	175,440
David R. Twiddy	1/10/07	3,500 (1)	51,170
Theodore L. Salter	1/10/07	2,500 (1)	36,550

(1)	Restricted stock grant that vests one hundred percent at the end of three years from the date of grant, provided the named executive officer’s employment with the Company (including a successor to or subsidiary) has not terminated prior to such date.

     Outstanding Equity Awards at Fiscal Year-End. The following tables contain information with respect to outstanding equity awards of Gateway Financial held by the named executive officers at December 31, 2007.
Outstanding Option Awards

	Number of Securities		Equity Incentive Plan
	Underlying		Awards: Number of	Option	Option
	Unexercised Options (#)		Securities Underlying	Exercise	Expiration
Name	Exercisable/Unexercisable		Unearned Options (#)	Price (4)	Date
D. Ben Berry	72,036	- 0 -	- 0 -	7.50	01/19/09
	7,360	- 0 -	- 0 -	5.79	11/20/10
	13,026	- 0 -	- 0 -	6.14	08/02/11
	66,550	- 0 -	- 0 -	13.18	11/24/14
	- 0 -	- 0 -	12,500 (1)	14.65	08/28/16

David R. Twiddy	9,067	- 0 -	- 0 -	5.79	11/20/10
	20,544	- 0 -	- 0 -	6.14	08/02/11
	36,300	- 0 -	- 0 -	13.18	11/24/14
	- 0 -	- 0 -	5,000 (1)	14.65	08/28/16

Theodore L. Salter	- 0 -	- 0 -	5,000 (1)	14.65	08/28/16

(1)	Option grant vests and becomes exercisable 20% as of the day following the first quarter end that the return on average assets of the Company for that quarter exceeds one percent (1.0%), and 20% on each anniversary of that date.
Outstanding Restricted Stock Awards

		Equity Incentive Plan
	Equity Incentive Plan	Awards: Market
	Awards: Number of	Value of Unearned
	Unearned Shares That	Shares That
Name	Have Not Vested (#)	Have Not Vested ($)(1)
D. Ben Berry	12,000 (2)	143,160
David R. Twiddy	3,500 (2)	41,755
Theodore L. Salter	2,500 (2)	29,825

(1)	Based upon the closing price of the Company’s common stock on December 31, 2007.

(2)	Restricted stock grants vest one hundred percent at the end of eighteen months from the date of grant of the restricted stock, provided the named executive officer’s employment with the Company (including a successor to or subsidiary of the Company) has not terminated prior to such date.
     Stock Vested. The following table contains information with respect to the vesting of restricted stock for the named executive officers during 2007.
Restricted Stock Vested During 2007

	Stock Awards:
	Number of Shares	Value
	Acquired on	Realized on
Name	Vesting (#)	Vesting ($)
D. Ben Berry	10,000	143,400
David R. Twiddy	2,500	35,850

          Annual Cash Incentive Plan. For fiscal year 2007, the Compensation Committee adopted an annual cash incentive compensation plan for fifteen executive officers and managers, including the named executive officers, based upon the Company’s financial performance. Officers eligible to receive bonuses were placed in a bonus pool that designated their bonus opportunity at the beginning of the fiscal year based on the officer’s position and job level. For 2007, the initial financial performance criteria were determined not to be an accurate representation of the performance of management following completion of The Bank of Richmond merger due to the accounting changes caused by the merger. The performance goal was changed to net income of $10.0 million (without deducting the cost of insurance deposit insurance premiums over budget and the expenses of The Bank of Richmond acquisition that were accounted for as current expenses in 2007). The Company achieved net income of $11.0 million, so the Compensation Committee (which had decreased the potential 2007 bonus pool from $1.84 million to a maximum of $950,000) increased the final 2007 bonus pool from $950,000 to $985,000. See “Compensation Discussion and Analysis” below for further details of these decisions.
2007 Grants Of Plan-Based Awards
Potential Future Payouts Under Non-Equity Incentive Plan Awards

Name	Threshold ($)	Target ($)	Maximum ($)

D. Ben Berry	11,500	93,450	350,000
David R. Twiddy	7,425	60,075	225,000
Theodore L. Salter	4,950	40,050	150,000
The cash incentive amount awarded to Mr. Berry for 2007 represents a payment of 48% of his 2007 base compensation.
     Retirement Benefits. The following table contains information with respect to unfunded nonqualified retirement benefits due to the named executive officers pursuant to certain salary continuation agreements between the Bank and the named executive officers.

	Plan	Present Value of
Name	Name	Accumulated Benefit ($) (1)
D. Ben Berry	Salary Continuation Agreement	321,824
David R. Twiddy	Salary Continuation Agreement	170,480

(1)	The present value shown is calculated assuming a level principal amount for the normal retirement benefits due to the Named Executive Officers under the Salary Continuation Agreements and interest at the discount rate based on the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest 1/4%. The initial discount rate was 5.75%.
     The Bank is a party to Salary Continuation Agreements with Mr. Berry and Mr. Twiddy, which provide that each officer will be paid an annual retirement benefit equal to seventy percent (70%) of the officer’s average annual base salary during the officer’s final three years of employment. The benefit will be paid over the fifteen (15) years following normal retirement at age 65. The Bank has purchased, and is the primary beneficiary, of life insurance policies on each officer which are intended to offset the cost of these retirement benefits. The retirement benefits are unfunded and are not intended to qualify as a tax-qualified retirement plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The Salary Continuation Agreements allow the officers to also petition for a lump sum payment of the benefit. The annual benefit for Mr. Berry is currently $384,038. The annual benefit for Mr. Twiddy is currently $201,163.
     If the officer’s employment by the Bank is terminated without Cause, the full retirement benefit will begin one month after the officer’s attainment of age 65. Termination for Cause includes termination because of the Officer’s gross negligence or gross neglect of his duties, intentional wrongful damage to the business or property of the Bank, breach of fiduciary duties as an officer or director, willful violation of any applicable law or policy of the Bank, exclusion from blanket bond or fidelity insurance coverage, removal from office or permanent prohibition from participating in the Bank’s affairs by an order issued by a bank regulator, conviction for or plea of nolo contendere to a felony or conviction of or plea of nolo contendere to a misdemeanor involving moral turpitude, or the actual incarceration of the officer.
     In the case of early retirement at age 62 or disability prior to the normal retirement age of 65, the benefit is reduced to the amount accrued by the Bank for the benefit at such date. Under these circumstances, the retirement benefit will begin one month after the officer’s attainment of age 65.
     If the officer dies while employed by the Bank, the Bank shall pay the present value of the full benefit to the officer’s beneficiary within thirty (30) days after the officer’s death. If the officer dies while receiving the benefit, the Bank shall pay any remaining benefit to the officer’s beneficiary in the same amounts and manner that would have been paid to the officer had the officer survived.
     Upon the occurrence of certain events constituting a termination of the officer’s employment within twenty four months following a “change of control” (the events and definition of “change in control” being substantially similar to the same terms under the Employment Agreements), the full benefit is payable beginning one month after the officer’s termination. The Salary Continuation Agreements also provide that in the event payment of the benefit to the officer would cause the imposition of excise taxes under Section 280G and Section 4999 of the Internal Revenue Code, the officer will be reimbursed an additional amount necessary to compensate the officer for any applicable excise tax payments, net of all income, payroll, and excise taxes.
     No benefit will be payable if: (i) the officer is terminated for Cause; (ii) the officer dies as a result of suicide or if the officer provides misstatements in any policy of insurance purchased by the Bank; (iii) the officer is removed pursuant to, or the Bank is subject to action under, Federal banking law; or (iv) in the case of Mr. Twiddy, the officer competes with the Bank following termination of employment.
     The Bank is a party to Split Dollar Agreements with its executive officers, including the named executive officers of the Company, which provide for the division of the death proceeds of certain life insurance policies on the lives of the participating officers, which are owned by the Bank, with the designated beneficiary of each insured participating officer. Under the Split Dollar Agreements, if the officer dies, his beneficiary shall be entitled to a fixed cash benefit from the Bank. The amounts are approximately $2,659,300 for Mr. Berry, $2,535,500 for Mr. Twiddy, and $510,100 for Mr. Salter. The Bank is not permitted to sell, surrender, or transfer ownership of any life insurance policy without replacing the policy with a comparable policy to cover the benefit provided by the Split Dollar Agreement. The Bank may not terminate or amend the Split Dollar Agreements without the officer’s consent. All life insurance policies are subject to the claims of creditors.
     Post-Employment Benefits. In the event a named executive officer’s employment is terminated by the employer for any reason other than Cause or in the event of certain events following a Change in Control, the officers will continue to receive certain payments under their Employment Agreements and Mr. Berry and Mr. Twiddy will remain eligible for nonqualified deferred compensation benefits under their Salary Continuation Agreements as described above.
     Potential Payments Upon Termination following a Change in Control. Upon the occurrence of certain events constituting termination of employment within twenty four months following a “change in control,” the Bank has agreed to pay each officer an amount equal to 2.99 times his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) under his Employment Agreement and, for Mr. Berry and Mr. Twiddy, to pay the full retirement benefit under their Salary Continuation Agreements beginning one month after the officer’s termination. In addition, if the payments to Mr. Berry and Mr. Twiddy under their Employment Agreements and the Salary Continuation Agreements would cause the imposition of excise taxes under Section 280G and Section 4999 of the Code, the Bank is required to pay Mr. Berry and Mr. Twiddy an amount necessary to compensate those officers for any applicable excise tax payments, net of all income, payroll, and excise taxes. If a change in control termination had occurred on January 1, 2008, the total payment to Mr. Salter under his Employment Agreement would have been approximately $736,600. If a change in control termination had occurred on January 1, 2008, the total cost to the Bank pursuant to the terms of the Employment Agreements and Salary Continuation Agreements with Mr. Berry and Mr. Twiddy would have been approximately $10,797,900 and $5,294,500, respectively.

     Upon the effective date of a reorganization, merger, or consolidation of the Company with one or more other corporations in which the Company is not the surviving corporation, or the transfer of all or substantially all of the assets or shares of the Company to another person or entity, or the acquisition of stock representing more than twenty-five percent (25%) of the voting power of the capital stock of the Company then outstanding by, another corporation, bank, other entity or person, other than pursuant to a merger in which the Company is the surviving entity (any such transaction being hereinafter referred to as a “Acceleration Event”), the Compensation Committee may, in its absolute discretion, determine that all or any part of the options granted under the Company’s Omnibus Plan shall become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Acceleration Event. Under the Company’s Stock Option Plans, in the event of an Acceleration Event, all granted options automatically become immediately exercisable in full and may thereafter be exercised at any time before the date of consummation of the Acceleration Event. See “Outstanding Equity Awards at Fiscal Year-End” above for a listing of each officer’s option holdings. If an Acceleration Event occurred on January 1, 2008, the value of the option acceleration under the Omnibus and Stock Option Plans to Mr. Berry, Mr. Twiddy and Mr. Salter would have no intrinsic value since the exercise price of the options exceeded the market price of the common stock on that date.
     Potential Payments Upon Termination without Cause. In the event Mr. Berry or Mr. Twiddy’s employment with the Bank is terminated for any reason other than cause, the Employment Agreements provide that the Bank will pay all amounts due for the remaining term of each Employment Agreement, continue to provide medical insurance coverage to the Officer and Officer’s spouse for the lifetime of each, and vest each officer in the full benefit under their Salary Continuation Agreements. Assuming that the Bank would continue health insurance on its group plan until age 65 for each officer and a discount rate of 7.0% on the Salary Continuation Agreement retirement benefits, if Mr. Berry or Mr. Twiddy had been terminated by the Bank without cause on January 1, 2008, the present value of the cost to the Bank would have been approximately $5,657,300 and $3,130,200 for Mr. Berry and Mr. Twiddy, respectively.
     In the event Mr. Salter’s employment with the Bank is terminated for any reason other than cause, his Employment Agreement provides that the Bank will pay all amounts due for the remaining term of his Employment Agreement. If Mr. Salter had been terminated by the Bank without cause on January 1, 2008, the total payments to him would have been approximately $627,100.
GATEWAY FINANCIAL COMPENSATION DISCUSSION AND ANALYSIS
     Policy
     Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of shareholder value. Since the incorporation of our predecessor bank, our strategy has been and continues to be based upon the rapid growth in our assets and steadily increasing earnings. We have conducted a number of stock offerings during this period that have dramatically increased our capitalization. Our compensation philosophy, therefore, is to pay above the market for executives of similarly sized banks to be able to attract and retain executives capable of expanding the Company to fully leverage the capital level that our shareholders have provided.
     Cash compensation is paid by Gateway Bank & Trust Co., our principal subsidiary. Our annual cash compensation package for our executive officers consists of two principal components: (i) annual base salary and (ii) annual bonuses based upon annual financial performance criteria that reward continuous improvement in the officer’s responsible area. To reinforce a long-term interest in the Company’s overall performance and incent our executive officers to manage with a view toward maximizing long-term shareholder value, the Company also provides stock-based equity incentive grants to its executive officers through our shareholder approved Stock and Omnibus Plans. For retirement purposes, we provide annual matching contributions under the Bank’s 401(k) retirement plan (the “401(k) Plan”) to all employees and, because Federal rules limit the amount of compensation that may be deferred under the 401(k) plan by our highly compensated employees, we provide non-tax qualified retirement plans (“SERP”) for our two senior executive officers, Mr. D. Ben Berry, Chairman, President and Chief Executive Officer

of the Company, and Mr. David R. Twiddy, Senior Executive Vice President of the Company and President of the Bank.
     The annual performance review of our executive officers by our Compensation/Personnel/Nominating Committee considers annual base salaries and cash incentives and long-term restricted stock and stock option awards. The Committee’s annual compensation analysis focuses on financial performance measures that the Committee believes best indicate successful management of our business during that year. We provide our long-term compensation opportunity in stock, because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders. The vesting criteria of these stock awards is intended to encourage long-term stock ownership by our executive officers to further motivate them to create long-term stockholder value.
     During 2007, the Company completed its first whole bank merger and its assets exceeded $1.8 billion at year end. Our Compensation Committee has determined that its current executive management team is primarily responsible for these accomplishments and this team is critical to our continued growth. Therefore, the Committee intends to keep base compensation levels and our total compensation package superior to those of our peer group of similarly capitalized banks and bank holding companies, so that our senior management team is not subject to competitive offers. The Committee intends to maintain compensation practices that reflect the twin facts that:
•	our investors have provided capital to operate a significantly larger banking company, and

•	our Company must be able to attract and retain staff capable of growing it and managing it to produce significant returns on that investment.
     The Committee is also aware that our continued growth is dependent on continuing to attract executive officers with the appropriate experience from other financial institutions to join our Company.
     Mr. Berry recommends base salaries other than his own, primarily for the President of the Bank and the Chief Financial Officer of the Company. He is also permitted to discuss the targets for incentive cash compensation, but all final targets are determined by the Compensation Committee. Mr. Berry is not permitted to be present while his compensation is being debated or approved by the Compensation Committee. During 2007, he participated in the discussion of executive compensation other than his own.
          Components of the Compensation Program. The following sections describe the compensation program for the executive officers of the Company in effect during 2007:
     Annual Base Salary. For fiscal year 2007, the Compensation Committee approved base salaries for our executive officers based upon a review of the range of salaries earned by executive officers of similar asset size financial institutions in North Carolina and an analysis of other similarly situated public banking companies nationally prepared by Matthews, Young — Management Consulting, an executive compensation consulting firm in North Carolina. Matthews Young also made available to the Committee a number of broad based compensation surveys of financial institutions. Executive officers’ salaries are determined by evaluating both the most recent comparative peer data at similar capital levels and the officer’s role and responsibilities. In determining base salaries, the Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance, although overall performance of the Company is a consideration.
     At its January 2007 meeting, at Mr. Berry’s suggestion, the committee did not consider a salary increase for Mr. Berry. However at this meeting, the Compensation Committee did increase Mr. Twiddy’s 2007 salary to $325,000 and the Chief Financial Officer’s salary to $215,000.
     Employment Agreements. From its incorporation, in order to maintain the stability of its senior officer ranks, the Bank has had a practice of entering into employment agreements with its senior executive officers. A description of the material terms of the employment agreements is included above under Executive Compensation. The Compensation Committee believes that employment agreements have aided the Company in retaining our key executives and have contributed to our success.
     Our employment agreements include severance provisions and restrictive covenants. The Compensation Committee believes it may be difficult for senior executives to find comparable employment within a short period following termination. Appropriate severance allows the Company to cleanly separate the executive officer and avoid prolonged contact with the Company’s employees. In addition, the employment agreements contain various restrictive covenants for our benefit following terminations of employment prohibiting the officer from:
•	competing with the Company following employment termination except under certain circumstances;

•	from soliciting Company employees and customers; and

•	from divulging confidential information obtained while employed with the Company.
These provisions prevent the officer from competing against the Company during his or her compensation continuance period and shield confidential or proprietary information. The Committee believes that these restrictive covenants reduce the risks to the Company if the officers were to terminate employment without these restrictive covenants.
     The employment agreements also provide change in control payments under certain circumstances to reward the officers for their efforts in building the Company while reducing the reluctance of the executive officers to pursue potential transactions that might benefit the long-term interests of shareholders but involve a change in control of the Company. The employment agreements do not provide for change in control payments solely because of a change in control. An additional triggering event that constitutes a termination of employment must occur following the change in control in order for the Company to be obligated to make any change in control payments. The defined triggering events were selected to provide the Company with protection from executive competition and to avoid unwarranted terminations of employment that could harm the Company’s business or financial condition.
     Because Federal tax rules limit the amounts that an executive officer may receive as a result of a change in control termination, the employment agreements with Mr. Berry and Mr. Twiddy provide these officers with reimbursement of any applicable excise taxes in the event such payments are triggered. This tax gross up provision was added to their employment agreements because a number of the Company’s peer institutions have provided similar benefits to their executive officers.
     Annual Cash Incentive Compensation. Each year, the Compensation Committee develops an annual cash incentive compensation plan for certain executive officers and managers, including the named executive officers. These officers are eligible to receive bonuses from a designated bonus pool that establishes each officer’s bonus opportunity at the beginning of each fiscal year based on the officer’s position and job level. During 2007, Matthews Young was engaged by the Committee to develop a variety of performance criteria for the annual cash incentive compensation plan, which the Committee adopted in January 2007. However, following the merger with The Bank of Richmond on June 1, 2007, the Committee determined that an evaluation of the performance criteria would not be an accurate measure of the performance of these officers, because the accounting for The Bank of Richmond merger would have had a significant adverse effect on the performance criteria. The Committee therefore decided that a single performance criteria would be a more accurate performance measure for fiscal year 2007. The Matthews Young criteria were based upon (but did not use) a 2007 fiscal year net income of $10.3 million, which represented a 90% increase over the 2006 net income of the Company. The Committee decided that the performance goal for 2007 should be net income of $10.0 million (without deducting the cost of insurance deposit insurance premiums over budget and the expenses of The Bank of Richmond acquisition that were accounted for as current expenses in 2007), but the Committee also decided to reduce the target bonus pool from $1.84 million to a maximum of $950,000 (which represented an increase of only 3.2% over the target bonus pool for 2006). In spite of the challenges of the merger with The Bank of Richmond, the Company’s 2007 fiscal year adjusted net income ($11.0 million) exceeded the revised performance goal, so the Committee, at its January 2008 meeting, increased the bonus pool from $950,000 to $985,000 and, at Mr. Berry’s suggestion, approved increased allocations to certain eligible officers.
     Long Term Incentives. The Compensation Committee periodically awards stock-based equity incentive awards to executive officers in the form of stock and option grants under the Company’s Stock and Omnibus Plans as a long-term incentive to align the executives’ interests with those of other shareholders and to encourage significant stock ownership. These Plans were approved by the Company’s shareholders. Incentive award recipients will receive value from such grants only to the extent that the market price of our stock exceeds either the exercise price under the stock option grants or the grant date fair value of the restricted stock grants. To further align our officers’ interests with those of our shareholders, the Committee has conditioned vesting of the outstanding unvested stock options upon the Company achieving a one percent return on average assets. At its January 2007 meeting, in order to incent the senior executive officers to remain with the Company, the Committee implemented the first of what is intended to be a rolling series of restricted stock grants to a number of executive officers, including Mr. Berry, Mr. Twiddy, and

Mr. Salter. The restricted stock granted at this meeting will vest at the end of three years, provided the officer remains in the continuous employment of the Company during that time period.
     Retirement Benefits. The Compensation Committee believes that comprehensive post-retirement benefits for officers who reach retirement age are part of a competitive compensation program. Since Federal tax rules limit the deferral of income by highly compensated employees, the Company has supplemented its 401(k) savings plan for our senior executive officers. The components of our retirement program are:
     Matching Contributions to 401(k) Plan. The 401(k) Plan is a voluntary defined contribution benefit plan under the Internal Revenue Code, and is designed to provide additional incentive and retirement security for our eligible employees. All our employees over the age of 18 are eligible to participate in the 401(k) Plan. Our executive officers participate in the 401(k) Plan on the same basis as all other eligible employees. Under the 401(k) Plan, each eligible employee may elect to contribute on a pre-tax basis to the 401(k) Plan, subject to certain limitations that may lower the maximum contributions of more highly compensated participants. We match 100% of the contributions to the 401(k) Plan up to 6% of the employee’s compensation. Accounts under the 401(k) Plan are adjusted for investment gains and losses based on the performance of the investment choices selected by the participant.
     Salary Continuation Agreements. The Compensation Committee emphasized short-term compensation while the Company was rapidly growing its assets during its formative years. The Committee has begun to implement more long-term executive compensation in order to retain the management that has led our growth. Last year, the Bank executed non-tax qualified supplemental executive retirement agreements (“SERP”) with Mr. Berry and Mr. Twiddy to supplement the amount that these officers can defer under the 401(k) Plan because of Federal tax code limitations on the amount of compensation that may be deferred under such plans. The SERPs (described in more detail above under Retirement Benefits) were designed to provide additional retirement benefits to these senior executive officers at their normal retirement dates. SERPs are a common component of the compensation packages of the peer companies with which we compete, and of the financial institution industry generally. These SERP benefits are funded by life insurance policies on each officer owned by the Bank. Meyer Chatfield, a benefits consulting group, prepared a peer group analysis which indicated that approximately 70% of community banks offer their top executives a non-qualified deferred compensation plan. The average retirement benefit of the peer group under these plans equaled 67% of the executive officers’ final compensation. The SERPs for Mr. Berry and Mr. Twiddy provide a benefit equal to 70% of their final compensation and if either Mr. Berry or Mr. Twiddy are terminated without cause, both are entitled to receive full retirement benefits at their normal retirement age to ensure that these executive officers obtain the benefits intended under the SERP for their efforts at growing our Company.
     Perquisites and other benefits. In addition to the benefits described above, we provide our executive officers with certain other perquisites that the Compensation Committee considers to be usual and customary within our peer group to remain competitive in the market for experienced management. For instance, the Bank provides its named executive officers with reimbursement of their country club expenses and the use of an automobile. The Bank also pays the premiums for dependent health insurance coverage for its executive officers and reimburses executive officers for the payment of federal and state income taxes imposed as a result of the grant of restricted stock. It also provides Mr. Berry, as our Chief Executive Officer, with a housing allowance to compensate him for the difference in the cost of living for moving his primary residence from Elizabeth City, North Carolina, to Virginia Beach, Virginia, when the holding company moved its headquarters there. For additional information regarding the perquisites made available to our executive officers during 2007, please see the description of the employment agreements under “Executive Compensation” and the “All Other Comp” column of the Summary Compensation Table. Executive management also participates in the Bank’s employee benefit plans, including medical and dental plans and other insurance programs, on the same basis as all eligible employees. Banking regulations prohibit executive management from participating in employee discount programs for certain Bank products.

REPORT OF THE GATEWAY FINANCIAL COMPENSATION COMMITTEE
     The charter for the Compensation/Personnel/Nominating Committee is available on our corporate website located at http://www.gatewaybankandtrust.com. In accordance with its Charter, the Committee develops base salary and short and long term incentive compensation policies for our executive officers and provides oversight for our employee benefit plans for all employees. As required by its Charter, each member of the Committee satisfies the independence requirements for serving on our Compensation Committee as established by the rules of The Nasdaq Stock Market, Inc.
     Compensation Process. The Compensation/Personnel/Nominating Committee has sole authority to establish the base salaries and short and long-term incentive awards for our executive officers. In January 2007, the Committee reviewed the accomplishments and evaluated the performance of our executive officers during 2006, including the executive officers named in the Executive Compensation section of this proxy statement, and established the 2007 base salaries for our executive officers and the financial targets and target executive bonus payments pursuant to a revised incentive compensation plan for 2007. As a part of this review, management prepared data regarding peer companies based on market capitalization, geographic location, and performance. The Committee also engaged the services of Matthews, Young — Management Consulting, an executive compensation consulting firm, to prepare a competitive peer analysis. Matthews Young prepares compensation surveys on behalf of the North Carolina, South Carolina and Georgia Bankers Associations. Matthews Young was also engaged by the Committee to prepare and present at its January 2007 meeting a revised 2007 Annual Cash Incentive Plan for the Company. This revised annual cash incentive plan included seven performance criteria. Following the presentation, the new incentive plan was approved by the Committee.
     The Chief Executive Officer does recommend executive compensation (other than his own) to the Committee. He is not permitted to be present while his compensation is being debated or approved. During the January 2007 Committee meeting, he participated in the discussion of executive compensation (other than his own). Following this discussion, the Committee established the base compensation for the executive officers for 2007 as required by the Nasdaq Rules. It also approved grants of restricted stock to certain executive officers, including the named executive officers, as a long term incentive. At the conclusion of this process, the Committee reported its results to the Board.
     At its March 2007 meeting, the Committee approved an increase in fees paid to the directors for attending committee meetings.
     At its August 2007 meeting, because of the accounting effects of the Bank of Richmond acquisition, evaluation of the initial seven criteria for the 2007 Annual Cash Incentive Plan that the Committee had approved in January would not be representative of the performance of management. It was decided that an adjusted net income goal of $10.0 million (which represented a 90% increase over 2006 net income for the Company) would be the sole criteria for the 2007 Annual Cash Incentive Plan. The Committee also reduced the target bonus pool from $1.84 million to a maximum of $950,000, which represented only a 3.2% increase over the target bonus pool for 2006. The Committee advised management that if net income exceeded the goal, the Committee would consider increasing the bonus pool. Also at this meeting, management recommended an increase in the monthly retainer for Board members from $1,000 to $2,000 to compensate Board members for the increased amount of time spent attending Board and committee meetings. Management indicated that the increase would bring the retainer in line with peer companies. The increase was approved by the Committee.
     At its December 2007 meeting, the Compensation/Personnel/Nominating Committee reviewed the performance of the Company during fiscal year 2007. The Committee reviewed executive compensation information from Meyer Chatfield, a compensation consulting firm, for banking institutions with assets of between $1.0 billion and $5.0 billion. The Committee approved 2008 salaries for Mr. Berry and Mr. Twiddy of $750,000 and $425,000, respectively.
     In January 2008, the Compensation/Personnel/Nominating Committee reviewed the financial results for fiscal year 2007 for purposes of allocating the bonus payment under the 2007 Annual Cash Incentive Plan. The Chief Executive Officer recommended increasing the target bonus pool to $985,000 since the Company exceeded its $10.0 million adjusted net income goal. The Compensation Committee approved the requested increase in the bonus pool and, at Mr. Berry’s suggestion, approved increased allocations to certain eligible officers. At the conclusion of this process, the Committee reported its results to the Board.
          Committee Report. In fulfilling its oversight responsibilities, the Compensation/Personnel/Nominating Committee discussed and reviewed the Compensation Discussion and Analysis with management. Based on this discussion and review, the committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
     This report is submitted by the Compensation Committee: Director Jerry T. Womack (chair), H. Spencer Barrow, William Brumsey III, Robert Y. Green, Jr., W. Taylor Johnson, Jr., Frances Morrisette Norrell, Ollin B. Sykes, and Frank T. Williams.
REPORT OF THE AUDIT COMMITTEE
     In accordance with its written Charter (which is available on the Company’s corporate website located at http://www.gwfh.com), the Audit Committee supervises the quality and integrity of the accounting, auditing and financial reporting practices of the Company on behalf of the Board. Management has the primary responsibility for preparing the financial statements and managing the reporting process, including the system of internal controls. As required by the Audit Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as required by the rules of The Nasdaq Stock Market, Inc. In fulfilling its oversight responsibilities, the Audit Committee discussed and reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements of the Company.
     The Audit Committee discussed and reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees).
     In discharging its responsibility for the audit process, the Audit Committee obtained from the independent auditors a letter describing all relationships between the auditors and the Company that might bear on the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also discussed with the auditors any relationships that might impact their objectivity and independence and satisfied itself as to the auditors’ independence, and considered the compatibility of nonaudit services with the auditor’s independence.
     The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks. The Audit Committee met with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the overall quality of the Company’s financial reporting, and the internal audit function’s organization, responsibilities, budget and staffing.
     Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board (and the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also approved the reappointment of the independent auditors.
     This report is submitted by the Audit Committee: Directors Ollin B. Sykes (chair), H. Spencer Barrow, James H. Ferebee, Jr., Robert W. Luther III, and William C. Owens, Jr.

PERFORMANCE GRAPH
     The following graph was prepared by SNL Financial LC, Charlottesville, Virginia (“SNL”) and provides an indicator of the cumulative total shareholder returns for the Bank as compared with the Russell 2000 Index and the SNL Southeast Bank Index. Historical price performance during this period may not be indicative of future stock performance.

	Period Ending
Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06	12/31/07

Gateway Financial Holdings, Inc.	100.00	157.24	220.24	251.27	241.81	205.64
Russell 2000	100.00	147.25	174.24	182.18	215.64	212.26
SNL Southeast Bank Index	100.00	125.58	148.92	152.44	178.75	134.65

Source : SNL Financial LC, Charlottesville, VA
©	2008

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
          Our independent certified public accountant for the year ended December 31, 2007, was Dixon Hughes PLLC (“Dixon Hughes”). The Audit Committee of the Board has also selected Dixon Hughes to serve as the independent certified public accountant for the year ending December 31, 2008. Representatives of Dixon Hughes will be present at the Annual Meeting with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.
     Audit fees. Audit fees include fees billed to us by Dixon Hughes in connection with the annual audit of our consolidated financial statements, the audit of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our interim financial statements, report production assistance related to these consolidated financial statements and review thereof, and consents issued regarding our registration statements issued in 2007 for an acquisition, a benefit plan registration, and a private placement memorandum. The aggregate fees billed or expected to be billed to us by Dixon Hughes for such audit services rendered to us for the fiscal years ended December 31, 2006 and 2007 were $271,175 and $196,931, respectively.
     Audit-Related fees. Audit related services consist of routine accounting consultations, an audit of the Bank’s Section 401(k) plan for the year ended December 31, 2005, and an audit during 2006 of the financial statements for Gateway Bank Mortgage, Inc. The aggregate fees billed to us by Dixon Hughes for audit-related services for the fiscal years ended December 31, 2006 and 2007 were $33,703 and $41,600, respectively.
     Tax fees. Tax fees include corporate tax compliance, as well as counsel and advisory services. The aggregate fees billed to us by Dixon Hughes for tax related services for the fiscal years ended December 31, 2006 and 2007 were $23,525 and $27,075, respectively.
     All other fees. There were no additional fees billed to us by Dixon Hughes during the fiscal years ended December 31, 2006 and 2007.
     In accordance with its Audit Committee Charter, our Audit Committee must approve in advance any audit and permissible non-audit services provided by our independent auditors and the fees charged.
ANNUAL REPORT
     In accordance with the regulations of the Securities and Exchange Commission, our Annual Report on Form 10-K for the year ended December 31, 2007, including the consolidated financial statements and schedules, accompanies this proxy statement. No part of the 2007 Annual Report shall be regarded as proxy-soliciting materials or as a communication by means of which any solicitation is being or is to be made. We will furnish any exhibit to the Form 10-K upon payment of the cost of copying the exhibit, upon written request to: Theodore L. Salter, Senior Executive Vice President, Gateway Financial Holdings, Inc., 1580 Laskin Road, Virginia Beach, Virginia 23451.
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS
     How to submit proposals for possible inclusion in the 2009 proxy materials: For shareholder proposals to be considered for inclusion in the proxy materials for our 2009 annual meeting, any such proposals must be received at the our principal office (currently: Gateway Financial Holdings, Inc., 1580 Laskin Road, Virginia Beach, Virginia 23451) not later than December 16, 2008. In order for a proposal to be included in the Company’s proxy material for an annual meeting, the person submitting the proposal must own, beneficially or of record, the lesser of 1% or $2,000 in market value of the Shares entitled to be voted on that proposal at that annual meeting and must have held those shares for a period of at least one year and continue to hold them through the date of that annual meeting. Also, the proposal must comply with certain other eligibility and procedural requirements established under the Securities and Exchange Act or related SEC regulations. The Board will review any shareholder proposal received by that date to determine whether it meets these criteria. Please submit any proposal by certified mail, return receipt requested.
     Shareholder proposals after December 16, 2008: Proposals submitted after December 16, 2008 will not be included in the proxy materials for the 2009 annual meeting. However, if a shareholder wishes to have a proposal considered at the 2009 annual meeting as other business, any such proposals should be delivered to the Company’s principal office no later than March 1, 2009. Management proxies shall have discretionary authority to vote on any proposals received after March 1, 2009.
     Nominations of directors: The nomination of any person for election to the Board may be made by a shareholder entitled to vote on such election if written notice of the nomination of such person shall have been delivered to our Secretary at our principal office not less than seven days nor more than 60 days prior to the date of the annual meeting. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, the beneficial owner, if any, on whose behalf the nomination is made, and of the person or persons to be nominated; (b) the class and number of shares of our common stock which are owned beneficially and of record by such shareholder and such beneficial owner, and a representation that the shareholder intends to appear in person or by appointment of proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) all other information regarding each nominee proposed by such shareholder as would be required to be included in the proxy statement for the meeting if the nominee had been nominated by the Board; and (e) the written consent of each nominee to serve as director of the Company if so elected. Recommendations and nominations not made in accordance herewith may, in his discretion, be disregarded by the Chairman of the shareholders’ meeting and, upon his instruction, the voting inspectors may disregard all votes cast for each such nominee.
OTHER MATTERS
     Management knows of no other matters which will be brought before this meeting, but if any such matter is properly presented at the meeting or any adjournment thereof, the persons named in the enclosed form of appointment of proxy will vote in accordance with their best judgment.

By order of the Board of Directors,

D. Ben Berry
Chairman, President and Chief Executive Officer

0 GATEWAY FINANCIAL HOLDINGS, INC. APPOINTMENT OF PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GATEWAY FINANCIAL HOLDINGS, INC. FOR THE ANNUAL MEETING TO BE HELD MAY 19, 2008 APPOINTMENT OF PROXY: The undersigned shareholder of Gateway Financial Holdings, Inc., a North Carolina corporation (the “Company”), hereby appoints David R. Twiddy and Theodore L. Salter, or either of them (the “Proxies”), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 19, 2008, at 2:00 p.m. local time, at The Cardinal Club, 150 Fayetteville Street, Raleigh, North Carolina, or at any adjournment thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, and in their discretion on such other matters as may properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting or any adjournment, that one shall have all the powers hereby conferred. (Continued and to be signed on the reverse side) 14475

ANNUAL MEETING OF STOCKHOLDERS OF GATEWAY FINANCIAL HOLDINGS, INC. May 19, 2008 PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. — OR — TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the COMPANY NUMBER instructions. Have your proxy card available when you call. — OR — ACCOUNT NUMBER INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. — OR — IN PERSON — You may vote your shares in person by attending the Annual Meeting. You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time on May 18, 2008. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— —— 20500000000000000000 3 051908 The Board of Directors recommends a vote FOR each of the Director nominees named below. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. ELECTION OF DIRECTORS FOR THREE-YEAR TERMS: 2. OTHER BUSINESS: The Proxies vote in their discretion on any other business properly presented NOMINEES: FOR ALL NOMINEES O D. Ben Berry Your vote is important. Unless you are voting on the Internet or by telephone, please O Jimmie Dixon, Jr. complete, date and sign this appointment of proxy and return it promptly in the WITHHOLD AUTHORITY O Robert Y. Green, Jr. enclosed envelope, even if you plan to attend the meeting, so that your shares may FOR ALL NOMINEES O W. Taylor Johnson, Jr. be represented at the annual meeting. If you attend the annual meeting, you may O William A. Paulette vote in person if you wish, even if you have previously returned your appointment of FOR ALL EXCEPT proxy in the mail or voted on the Internet or by telephone. See the enclosed proxy (See instructions below) statement for more details. If you are voting by mail the proxy card must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing. This appointment of proxy will be voted as directed, or, if no directions are indicated, will be voted for all the director nominees and in the discretion of the proxies with respect to any other matter. The undersigned hereby INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” revokes all appointments of proxy previously given to vote at said meeting and fill in the circle next to each nominee you wish to withhold, as shown here: or any adjournments thereof. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.